EXHIBIT 3.11


                            ARTICLES OF INCORPORATION
                                       OF
                         IOWA CONTRACT FABRICATORS, INC.


                                    ARTICLE I

        The name of this corporation shall be Iowa Contract Fabricators, Inc.

                                   ARTICLE II

        The nature of the business or objects or purpose to be transacted,

   promoted or carried on are to do any or all of the things herein mentioned as fully and to the same extent as natural persons might do, and in any part of the world, viz:

        (A)  This corporation is formed for and shall have general business purposes

        (B)  In addition, but not in limitation of the above general business purposes, this corporation shall have the authority:

             (1) To let, hold, acquire, mortgage, sell and convey real estate and personal property necessary or convenient to the foregoing business, including the right to hold, acquire, mortgage, pledge or dispose of shares, bonds, securities and other evidences of indebtedness of any foreign or domestic corporation including its own, or of individuals; and including the right and authority to let, hold, acquire, mortgage, sell, convey and lease to others, real estate and personal property for any purpose whatsoever.

             (2) To apply for, obtain, register, lease, purchase or otherwise to acquire, and to hold, use, own, operate and introduce and to sell, assign or otherwise dispose of any trademarks, trade names, patents, inventions, improvements and processes used in connection with or secured under the Letters of Patent of the United States, or elsewhere or otherwise; and to use, exercise, develop, grant, license in respect of, or otherwise turn to account any such trademarks, patents, licenses or the like of any such property or rights.

             (3) To hold, purchase or otherwise acquire, to sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of capital and bonds, debentures or evidences of indebtedness created by other corporations, including its own, and while the holder thereof to exercise all rights and privileges of ownership including the right to vote thereon.

             (4) To do and perform all of those things which are incidental to the foregoing business.

             (5) To do any and all things set forth in this Certificate of Incorporation and to do all of the things a corporation organized under the laws of the State of Minnesota to the extent and as fully as natural persons might do so far as may be permitted by law. Provided, however, nothing herein contained shall be deemed to authorize this corporation to carry on banking business.

                                   ARTICLE III

        This corporation shall have perpetual existence.

                                   ARTICLE IV

        The location and post office address of its registered office in this state shall be Rural Route, Box ]44, Riceville, Iowa 50466, and its

   registered agent shall be Jewell Lossee.

                                    ARTICLE V

        The aggregate number of shares which this corporation shall have the authority to issue is 100,000 of the par value of $100.00 each, which shares shall be designated common shares, which shall be paid in at such times and in such amounts as the Board of Directors shall determine.  No shareholder shall sell his shares or part with the title thereto except in the manner provided or to be provided by the By-Laws.  The Board of

   Directors is authorized to fix or alter from time to time the dividend rate and the redemption or liquidation price of shares.

                                   ARTICLE VI

        (A)  The management of this corporation shall be vested in a Board of

   Directors composed of not less than one or more than nine members.

        (B)  The directors and officers of the corporation shall hold their offices until their successors are elected and qualified.



                                   ARTICLE VII

        The Board of Directors is expressly authorized to make, alter, amend and rescind the By-Laws of the corporation, to designate one or more committees, each committee to consist of one or more of the Directors of the corporation, which to the extent provided in the resolution, or in the

   By-Laws, shall have and may exercise powers of the Board of Directors in the management of the business and affairs of the corporation.  Such committee or committees shall have such name or names as may be stated in the By-Laws of the corporation or as may be determined from time to time by resolutions adopted by the Board of Directors.  The Board of Directors shall further have the power to fill any vacancy in any executive office or Board of Directors, until the next annual meeting.

                                  ARTICLE VIII

        The name and post office address of the incorporator of this corporation Paul V. Sween, 105 East Oakland Avenue, P. O. Box 366, Austin,

   Minnesota 55912.